Evolution Petroleum Announces Selection of New Chief Executive Officer

HOUSTON, TX / ACCESSWIRE / October 27, 2022 / Evolution Petroleum (NYSE American: EPM) ("Evolution" or the "Company") today announced that the Board of Directors has selected Kelly Loyd as President and Chief Executive Officer. Mr. Loyd had been serving as Interim CEO since June 2022 and has served as a member of the Board of Directors since 2008.

Mr. Loyd has been a director of the Company since 2008 and has served as the chair of the Investment Committee of the Board. Since 2004, Mr. Loyd has been associated with Petralis Energy Partners, LLC and JVL Advisors, LLC, both being private energy investment vehicles, where he was involved in and oversaw numerous upstream investments in private and public energy companies. From 2001 to 2004, he was an associate in the energy corporate finance investment banking group at RBC Capital Markets and Howard Frazier Barker Elliot. Prior to 2001, Mr. Loyd was a founder and controller of L.A.B. Sports and Entertainment, Managing Partner of Tigre Leasing, L.L.P. and an analyst in Jefferies and Company, Inc.'s energy corporate finance investment banking group. Mr. Loyd earned a B.S. in Economics with Finance Applications from Southern Methodist University and his MBA from Rice University.

Robert Herlin, Chairman of the Board and founder of the Company, stated “After an extensive search process that considered many excellent candidates, we are very pleased to have Kelly lead the Company into its next phase of growth. Kelly demonstrated both high energy and passion for our mission and developing the Evolution team during his service as Interim CEO. His service on the Board over the last thirteen years gives confidence to the Board that he shares our vision for the future and best leadership practices.”

Kelly Loyd, newly-named President and Chief Executive Officer, added “I am extremely excited to lead the talented group of professionals at Evolution as we move forward and continue to achieve our long-term goals.  I am fully committed and aligned with the Board to remain steadfast in executing the Company’s strategy of disciplined financial management and accretive capital allocation with a goal of maximizing total shareholder returns.”

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total returns to its shareholders through the ownership of and investment in onshore oil and natural gas properties in the United States. The Company's long-term goal is to maximize total shareholder return from a diversified portfolio of long-life oil and natural gas properties built through acquisition and through selective development, production enhancement, and other exploitation efforts on its oil and natural gas properties. Properties include non-operated interests in the Delhi Holt-Bryant Unit in the Delhi Field in Northeast Louisiana, a CO2 enhanced oil recovery project; non-operated interests in the Hamilton Dome Field located in Hot Springs County, Wyoming, a secondary recovery field utilizing water injection wells to pressurize the reservoir; non-operated interests in the Barnett Shale located in North Texas, a natural gas producing shale reservoir; non-operated interests in the Williston Basin in North Dakota, a producing oil and natural gas reservoir; non-operated interests in the Jonah Field in Sublette County, Wyoming; and small overriding royalty interests in four onshore Texas wells. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at http://www.evolutionpetroleum.com.

Cautionary Statement

All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although the Company’s expectations are based on business, engineering, geological, financial, and operating assumptions that it believes to be reasonable, many factors could cause actual results to differ materially from its expectations and can give no assurance that its goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Company Contacts

Kelly Loyd, President and Chief Executive Officer

Ryan Stash, Senior Vice President & Chief Financial Officer

(713) 935-0122

KLoyd@evolutionpetroleum.com

RStash@evolutionpetroleum.com